BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190207339-76
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 05/13/2019 8:00 AM
	Entity Number C6791-2001

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

TimefireVR Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

Resolved, the Company authorizes the withdrawal of the:
Certificate of Designation for Series A Preferred Stock dated December 6, 2018;
Certificate of Designation for Series E Convertible Preferred Stock dated January 3, 2018; and
Amendment to Certificate of Designation for Series E Convertible Preferred Stock dated January 3, 2018.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X [signature]

Signature of Officer
Jonathan Read, CEO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
M:\10835\Corporate Documents\Articles of Incorportion and Bylaws\Certificate of Withdrawal of COD Series A and E - 5-8-19.docx/bmm

This form must be accompanied by appropriate fees.